Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors FormFactor, Inc.:

We consent to the use of our report dated February 26, 2019, with respect to the consolidated balance sheets of FormFactor, Inc. as of December 29, 2018 and December 30, 2017, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 29, 2018, and the related notes, and the effectiveness of internal control over financial reporting as of December 29, 2018, incorporated herein by reference.

/s/ KPMG LLP

Portland, Oregon

August 2, 2019